Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS

EARNINGS PER SHARE INCREASES TO $0.11

COVINGTON, La. (April 22, 2004) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record net sales and net income for the first quarter of 2004.

Earnings per share for the first quarter of 2004 increased to $0.11 per diluted share on net income of $4.1 million, compared to $0.04 per diluted share on net income of $1.5 million last year.

Net sales for the quarter ended March 31, 2004 increased $38.2 million, or 19%, to $234.6 million, compared to $196.4 million in the first quarter of 2003. Base business sales growth of 16% contributed $29.8 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. The increase in base business sales is due to two additional sales days in March, reasonable weather conditions, a larger installed base of swimming pools and an increase in early buy sales.

Gross profit for the first quarter of 2004 increased $12.5 million, or 24%, to $65.0 million from $52.5 million in the comparable 2003 period. This increase was primarily due to the increase in net sales. Gross profit as a percentage of net sales (gross margin) increased 100 basis points to 27.7% from 26.7% in the first quarter of 2003. The base business gross margin improved 100 basis points to 27.8% primarily due to improved selling and purchasing practices.

Operating expenses in the first quarter of 2004 increased $8.4 million, or 17%, to $57.4 million from $49.0 million in the first quarter of 2003. Operating expenses as a percentage of net sales decreased to 24.4% in 2004 from 24.9% in 2003. Base business operating expenses as a percentage of net sales decreased 60 basis points to 23.4% in the first quarter of 2004 from 24.0% in the first quarter of 2003. This decrease was primarily due to a decrease in payroll expense as a percentage of net sales as headcount increased only slightly between periods while net sales increased 19%.

Cash used in operations increased $36.2 million to $69.9 million in the first quarter of 2004 compared to $33.7 million in the same period in 2003. This change is primarily due to approximately $33 million of payments made for early-buy purchases in order to take advantage of payment discounts.

“Our ongoing improvements in execution to provide increasing value to both our customers and suppliers, together with two additional sales days in March helped us to realize record first quarter results. Despite these strong results, we believe it premature to change our earnings estimate for 2004 of $1.60 in diluted earnings per share. We remain optimistic for 2004 and are very optimistic about our long-term future in the young swimming pool industry,” commented Manuel Perez de la Mesa, President and CEO.

Concurring with Mr. Perez de la Mesa’s remarks, Wilson B. Sexton, Chairman, added “Due to the seasonal nature of our business, the results of one quarter are not necessarily a good indication of the full year's results. We must wait and see how the second quarter develops. Weather is all important, particularly in the Northern areas. Nonetheless, we are encouraged to begin the year on strong footing.”

POOL Reports Record First Quarter Results

April 22, 2004

At March 31, 2004, 192 service centers were included in the base business calculations, and six service centers were excluded because they were acquired within the last 15 months.

SCP Pool Corporation is the world’s largest wholesale distributor of swimming pool supplies and related products. As of April 22, 2004, POOL distributes more than 91,000 national brand and private label products to nearly 48,000 customers through 198 service centers in North America and Europe. For more information about POOL, please visit www.scppool.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2003 Form 10-K filed with the Securities and Exchange Commission.

POOL Reports Record First Quarter Results

April 22, 2004

Consolidated Statements of Income

(Unaudited)	Three Months Ended
(In thousands, except per share data)	March 31,
	2004	2003

Net sales	$234,648	$196,388
Cost of sales	169,616	143,865

Gross profit	65,032	52,523
Percent	27.7%	26.7%

Selling and administrative expenses	57,360	49,003

Operating income	7,672	3,520
Percent	3.3%	1.8%

Interest expense	983	1,085

Income before income taxes	6,689	2,435
Provision for income taxes	2,609	951

Net income	$4,080	$1,484

Earnings per share
Basic	$0.11	$0.04
Diluted	$0.11	$0.04

Weighted average shares outstanding
Basic	35,509	35,344
Diluted	37,593	36,863

POOL Reports Record First Quarter Results

April 22, 2004

Condensed Consolidated Balance Sheets

(Unaudited)
(In thousands)	March 31,	March 31,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$2,859	$3,086
Receivables, net	147,097	122,629
Product inventories, net	241,903	236,483
Prepaid expenses	7,111	6,539
Deferred income taxes	1,600	1,613

Total current assets	400,570	370,350

Property and equipment, net	25,536	21,720
Goodwill	112,447	107,883
Intangible assets, net	13,609	7,245
Other assets, net	1,798	3,051

Total assets	$553,960	$510,249

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	166,305	176,411
Accrued and other current liabilities	14,897	14,572
Short-term financing	49,998	45,595
Current portion of long-term debt	94,245	885

Total current liabilities	325,445	237,463

Deferred income taxes	20,901	12,542
Long-term debt, less current portion	3,472	115,650
Other long-term liabilities	4,466	3,542

Total stockholders’ equity	199,676	141,052

Total liabilities and stockholders’ equity	$553,960	$510,249

1.

The allowance for doubtful accounts (AFDA) was $3.7 million at March 31, 2004 and $3.0 million at March 31, 2003. The AFDA represented 3% of the trade accounts receivable balance in March 2004 and March 2003.

2.

The inventory reserve was $3.0 million at March 31, 2004 and $3.2 million at March 31, 2003. Slowest moving inventory class 13 remained relatively unchanged from March 2003 to March 2004 while fastest moving classes 1-3 increased as a percentage of total inventory.

POOL Reports Record First Quarter Results

April 22, 2004

Condensed Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2004	2003

Operating activities
Net income	$4,080	$1,484
Adjustments to reconcile net income to net cash
used in operating activities	1,681	1,777
Changes in operating assets and liabilities,
net of effects of acquisitions
Receivables	(63,116)	(52,227)
Product inventories	(47,922)	(52,820)
Accounts payable	47,993	83,104
Other	(12,574)	(15,029)

Net cash used in operating activities	(69,858)	(33,711)

Investing activities
Acquisition of businesses	(307)	(80)
Purchase of property and equipment, net of sale proceeds	(2,493)	(1,974)

Net cash used in investing activities	(2,800)	(2,054)

Financing activities
Net proceeds (payments) on revolving line of credit	53,995	(9,525)
Net proceeds from asset-backed financing	7,580	45,595
Net payments on other long-term debt	(158)	—
Issuance of common stock under stock option plans	1,806	742
Purchase of treasury stock	(1,874)	(3,336)

Net cash provided by financing activities	61,349	33,476
Effect of exchange rate changes on cash	1,356	243

Change in cash and cash equivalents	(9,953)	(2,046)
Cash and cash equivalents at beginning of period	12,812	5,132

Cash and cash equivalents at end of period	$2,859	$3,086

POOL Reports Record First Quarter Results

April 22, 2004

Addendum

(Unaudited)	Base Business		Acquired and Consolidated		Total
(In thousands)	Three Months		Three Months		Three Months
	Ended		Ended		Ended
	March 31,		March 31,		March 31,
	2004	2003	2004	2003	2004	2003

Net sales	$221,464	$191,686	$13,184	$4,702	$234,648	$196,388

Gross profit	61,587	51,270	3,445	1,253	65,032	52,523
Gross margin	27.8%	26.8%	26.1%	26.6%	27.7%	26.7%

Selling and operating expenses	51,793	46,060	5,567	2,943	57,360	49,003
Expenses as a % of net sales	23.4%	24.0%	42.2%	62.6%	24.4%	24.9%

Operating income (loss)	9,794	5,209	(2,122)	(1,689)	7,672	3,520
Operating margin	4.4%	2.7%	(16.1)%	(35.9)%	3.3%	1.8%

We calculate base business growth by excluding the following service centers from the calculation for 15 months:

  Service centers acquired;
  Service centers consolidated with acquired service centers; and
  New service centers opened in new markets.

The effect of service center acquisitions and consolidations in the table above includes the operations of the following:

  Service centers consolidated with Fort Wayne locations – January and February 2003 and January and February 2004
  Les Industries R.P., Inc – January through March 2004
  SCP Mexico S.A. de C.V. – January through March 2004
  Sud Ouest Filtration – January through March 2004
  Distribution division of Litehouse Products — January through March 2004
  SCP Pool Distributors Spain, S.L. – January through March 2004